Exhibit 99.1

  NUTRACEA APPOINTS RICHARD H. KOPPES TO BOARD OF DIRECTORS

For Immediate Release

SCOTTSDALE, AZ,  April 1, 2011 —NutraCea (NTRZ.pk), a world leader in production and marketing of stabilized rice bran (SRB), rice bran oil (RBO) and their derivative products, today announced that on  March 31, 2011, Richard H. Koppes was appointed to the Company’s Board of Directors as an independent director.

Koppes is the former Deputy Executive Director and General Counsel of the California Public Employees’ Retirement System (CalPERS), the largest public pension fund in the United States with over $230 billion in assets.   At CalPERS, Koppes, as second in command, was responsible for all legal advice for the System (including its fiduciary obligations), direction of the fund’s corporate governance, and oversight of all internal auditing matters and public affairs activities.

W. John Short, Chairman and CEO of NutraCea, said, “On behalf of NutraCea’s Board of Directors, I am pleased to welcome Rich to our Board.  As a nationally recognized expert in corporate governance and with vast knowledge of the workings of public corporations and financial institutions his insights and experience will be invaluable in helping to guide NutraCea in the years ahead. This is an important and exciting time for our company and we are pleased that Rich has joined our Board.”

Currently, Koppes is a program fellow at Stanford University’s Rock Center and does private consulting for corporations.  He is a former director of Valeant Pharmaceuticals (a NYSE-listed company) and Apria Healthcare.  Koppes is the founder, past president and current administrative officer of the National Association of Public Pension Attorneys and serves on the Boards of the Investor Research Responsibility Center (IRRC) institute and the National Association of Corporate Directors (NACD).  In October 2007, Koppes was presented with the NACD’s Lifetime Achievement award (its highest honor) for his contributions to corporate governance.

Koppes received his B.A. in Political Science from Loyola Marymount University in 1968 and his J.D. from U.C.L.A. School of Law in 1971.

About NutraCea

NutraCea is a world leader in production and marketing of stabilized rice bran (SRB), rice bran oil (RBO) and their derivative products. NutraCea holds many patents for stabilized rice bran (SRB) production technology and proprietary products derived from SRB. NutraCea's proprietary technology enables the creation of food and nutrition products to be unlocked from rice bran, normally an under utilized co-product of rice milling. NutraCea also produces consumer rice based health supplements which can be found at http://www.nutraceaonline.com. More information can be found in the Company's filings with the SEC and by visiting our website at http://www.NutraCea.com.

Investor Relations Contact:
Marilynn Meek
Financial Relations Board
212-827-3773
mmeek@frbir.com